SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☑	Definitive Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

PS Business Parks, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	Fee not required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

PS BUSINESS PARKS, INC.
701 Western Avenue
Glendale, California 91201-2349
NOTICE OF 2009 ANNUAL MEETING OF SHAREHOLDERS
     Please take notice that the 2009 Annual Meeting of Shareholders of PS Business Parks, Inc., a California corporation, will be held at the time and place and for the purposes indicated below.

Time and Date:	1:00 p.m., local time, on Monday, May 4, 2009.

Place:	The Hilton Glendale Hotel, 100 West Glenoaks Boulevard, Glendale, California.

Items of Business:	1. To elect nine directors from the nominees named in the attached proxy statement to serve until the 2010 Annual Meeting of Shareholders and until their successors are elected and qualified;

2. To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for PS Business Parks, Inc. for the fiscal year ending December 31, 2009; and

3. To consider and act upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

Adjournments and Postponements:	Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

Record Date:	You are entitled to vote at the meeting if you were a stockholder of record of PS Business Parks common stock at the close of business on March 6, 2009.

Annual Report:	Our 2008 Annual Report, which includes a copy of our Annual Report on Form 10-K, accompanies this Notice and Proxy Statement.

Internet Availability of Materials:	This Notice of 2009 Annual Meeting of Shareholders and the accompanying Proxy Statement, a sample proxy card and our Annual Report on From 10-K for the fiscal year ended December 31, 2008 may be viewed, printed and downloaded from the Internet at psbusinessparks.com/2009proxy.html.

Voting:	Your vote is very important. To ensure your representation at the meeting, please mark your vote on the enclosed proxy/instruction card, then date, sign and mail the proxy or voting instruction card in the stamped return envelope included with these materials as soon as possible. If provided on your proxy or voting instruction card, you may also vote on the Internet or by telephone. You may revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement on page 2.

By	Order of the Board of Directors,

Edward A. Stokx, Secretary
Glendale, California
April 1, 2009
This notice of annual meeting and proxy statement are first being distributed and made available to shareholders on or about April 1, 2009.

PS BUSINESS PARKS, INC.
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
May 4, 2009
GENERAL INFORMATION
     We are providing these proxy materials in connection with the solicitation by the Board of Directors of PS Business Parks, Inc. of proxies to be voted at our 2009 Annual Meeting, and at any adjournment or postponement of the meeting. The proxies will be used at our annual meeting to be held on May 4, 2009 beginning at 1:00 p.m. local time at the Hilton Glendale Hotel, 100 West Glenoaks Boulevard, Glendale, California.
     This proxy statement contains important information regarding our annual meeting. Specifically, it identifies the proposals on which you are being asked to vote, provides information that you may find useful in determining how to vote, and describes voting procedures. We are first mailing this proxy statement and accompanying form of proxy and voting instructions on or about April 1, 2009 to holders of our common stock on March 6, 2009, the record date for our annual meeting. A copy of our Annual Report to Shareholders for the fiscal year ended December 31, 2008, which includes a copy of our Annual Report on Form 10-K, accompanies this proxy statement.
     We use several abbreviations in this proxy statement. We refer to PS Business Parks, Inc. as “PS Business Parks”, “we”, “us,” “our” or “the company,” unless the context indicates otherwise. We refer to our Board of Directors as the “Board.”
Purposes of the Meeting:
•	To elect nine directors from the nominees named in this proxy statement to the Board of PS Business Parks;

•	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for PS Business parks for the fiscal year ending December 31, 2009; and

•	To consider any other appropriate matters properly brought before the meeting or any adjournment or postponement of the meeting.
Recommendations of the Board of Directors
     If you submit the proxy card but do not indicate your voting instructions, the persons named as proxies on your proxy card will vote in accordance with the recommendations of the Board. The Board recommends that you vote:
•	FOR the election of the nominees for director identified in Proposal 1; and

•	FOR ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for fiscal year 2009 as discussed in Proposal 2.
VOTING
Who May Attend the Meeting and Vote
     Only shareholders of record of PS Business Parks common stock at the close of business on the record date of March 6, 2009 will be entitled to vote at the meeting, or at any adjournment or postponement of the meeting. On the record date, PS Business Parks had approximately 20,461,120 shares of common stock issued and outstanding, each of which is entitled to one vote.
     If your shares are held in the name of a bank, broker or other nominee and you plan to attend our annual meeting, you will need to bring proof of ownership, such as a recent bank or brokerage account statement.
     A complete list of our shareholders entitled to vote at the annual meeting will be available for inspection at our executive offices during regular business hours for a period of not less than ten days before the annual meeting.
Voting Your Proxy
     Your vote is important. Whether or not you plan to attend the annual meeting, we urge you to vote your proxy promptly.

     If you are a stockholder of record (that is, you hold shares of PS Business Parks common stock in your own name), you may vote your shares by proxy by completing, signing, dating and returning the enclosed proxy card in the postage-prepaid envelope provided.
     If your shares of PS Business Parks common stock are held by a broker, bank or other nominee in “street name”, you will receive voting instructions (including instructions, if any, on how to vote by telephone or through the Internet) from the record holder that you must follow in order to have your shares voted at the meeting.
     If you hold your shares as a participant in the PS 401(k)/Profit Sharing Plan, your proxy will serve as a voting instruction for the trustee of the plan with respect to the amount of shares of common stock credited to your account as of the record date. If you provide voting instructions via your proxy/instruction card with respect to your shares held in the plan, the trustee will vote those shares of common stock in the manner specified. The trustee will vote any shares for which it does not receive instructions in the same proportion as the shares for which voting instructions have been received, unless the trustee is required by law to exercise its discretion in voting such shares. To allow sufficient time for the trustee to vote your shares, the trustee must receive your voting instructions by the 9:00 a.m. Central time on April 30, 2009.
     All shares entitled to vote and represented by properly completed proxies received prior to our annual meeting and not revoked, will be voted at our annual meeting as instructed on the proxies. If you do not indicate how your shares should be voted on a matter, the shares represented by your properly completed proxy will be voted as the Board of Directors recommends. The persons designated as proxies reserve full discretion to cast votes for other persons if any of the nominees for director become unavailable to serve.
Revoking Your Proxy
     You may change your vote before the vote at the annual meeting, in accordance with the following procedures. Any change to your voting instructions for the 401(k) Plan must be provided by 9:00 a.m. Central Time, on April 30, 2009. If you are the shareholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to the Corporate Secretary at PS Business Parks, Inc., 701 Western Avenue, Glendale, CA 91201-2349, prior to your shares being voted, or by attending the annual meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically make that request. For shares you hold beneficially in the name of a broker, trustee or other nominee, you may change your vote by submitting new voting instructions to your broker, trustee or nominee by 11:00 p.m. Pacific time on May 1, 2009, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the meeting and voting in person.
Quorum
     The presence at the meeting in person or by proxy of the holders of a majority of the outstanding shares of our common stock is necessary to constitute a quorum for the transaction of business. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining whether a quorum exists.
     A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. If the shareholders present or represented by proxy at the meeting constitute holders of less than a majority of the shares entitled to vote, our meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.
Voting Rights
     Election of Directors: With respect to the election of directors, each holder of common stock on the record date is entitled to cast as many votes as there are directors to be elected multiplied by the number of shares registered in the holder’s name on the record date. The holder may cumulate its votes for directors by casting all of its votes for one candidate or by distributing its votes among as many candidates as it chooses. However, no shareholder shall be entitled to cumulate votes unless the candidate’s name has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the annual meeting prior to the voting of the intention to cumulate the shareholder’s votes.
     The nine candidates who receive the most votes will be elected directors of the company. Common shares not voted will not affect the vote. A proxy will confer discretionary authority to cumulate votes selectively among the nominees as to which authority to vote has not been withheld. Cumulative voting applies only to the election of directors.
     Ratification of Independent Auditors: This proposal requires the affirmative vote of at least a majority of the votes cast by the holders of common stock. Any shares not voted will not affect the vote.

Proxy Solicitation Costs
     We will pay the cost of soliciting proxies. In addition to solicitation by mail, certain directors, officers and regular employees of the company and its affiliates may solicit the return of proxies by telephone, e-mail, personal interview or otherwise. We may also reimburse brokerage firms and other persons representing the beneficial owners of our stock for their reasonable expenses in forwarding proxy solicitation materials to such beneficial owners. The Altman Group of Lyndhurst, New Jersey may be retained to assist us in the solicitation of proxies, for which it would receive fees estimated at $2,500 together with expenses.
Important Notice Regarding the Availability of Proxy Materials For the Shareholder Meeting to be Held on May 4, 2009.
     The accompanying Notice of 2009 Annual Meeting of Shareholders, this Proxy Statement, the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and a sample proxy card may be viewed, printed or downloaded from www.psbusinessparks.com/2009proxy.html.
PS Business Parks’ Transfer Agent
     Please contact PS Business Parks’ transfer agent, at the phone number or address listed below, with questions concerning share certificates, dividend checks, transfer of ownership or other matters pertaining to your share account:
American Stock Transfer & Trust Company
59 Maiden Lane
New York, NY 10038
(800) 937-5449
CORPORATE GOVERNANCE AND BOARD MATTERS
Board Structure and Meetings
     As of the date of this proxy statement, our Board has nine directors. During 2008, the Board of Directors held six meetings. During 2008, each of the directors attended at least 75% of the meetings held by the Board of Directors or, if a member of a committee of the Board of Directors, held by both the Board of Directors and all committees of the Board of Directors on which the director served. Directors are encouraged to attend meetings of shareholders. All directors attended the last annual meeting of shareholders.
Committees of the Board of Directors
     Our Board has three standing committees: (1) the Audit Committee, (2) the Compensation Committee, and (3) the Nominating/Corporate Governance Committee. During 2008 the Audit Committee held four meetings; the Compensation Committee held four meetings; and the Nominating/Corporate Governance Committee held three meetings. Each of the standing committees operates pursuant to a written charter. The charters for the Audit, Compensation and Nominating/Corporate Governance Committees can be viewed at our website at www.psbusinessparks.com/corpGov.html and will be provided in print to any shareholder who requests a copy by writing to the Corporate Secretary. All members of the Audit, Compensation and Nominating/Corporate Governance Committees are independent directors under the rules of the New York Stock Exchange (“NYSE”). In addition, all members of our Audit Committee are independent directors under the rules of the Securities and Exchange Commission (“SEC”) for audit committees.
     Our three standing committees are described below and the committee members are identified in the following table:

		Compensation	Nominating/Corporate
Director	Audit Committee	Committee	Governance Committee
R. Wesley Burns			X

Arthur M. Friedman	X (Chairman)

James H. Kropp		X (Chairman)	X

Michael V. McGee	X	X

Alan K. Pribble	X	X	X (Chairman)

Number of meetings in 2008:	4	4	3

Audit Committee
     The Audit committee is comprised of three independent directors, Arthur M. Friedman (Chairman), Michael V. McGee and Alan K. Pribble. The Board has determined that each member of the Audit Committee meets the financial literacy and independence standards of the NYSE rules. The Board has also determined that each member of the Audit Committee qualifies as an audit committee financial expert within the meaning of the rules of the SEC and the NYSE.
     The primary functions of the Audit Committee are to assist the Board in fulfilling its responsibilities for oversight of (1) the integrity of the our financial statements, (2) compliance with legal and regulatory requirements, (3) the qualifications, independence and performance of the independent registered public accounting firm, and (4) the scope and results of internal audits, the company’s internal controls over financial reporting and the performance of the company’s internal audit function. Among other things, the Audit Committee appoints, evaluates and determines the compensation of the independent registered public accounting firm; reviews and approves the scope of the annual audit, the audit fee and the financial statements; prepares the Audit Committee report for inclusion in the annual proxy statement; and annually reviews its charter and performance.
Compensation Committee
     The Compensation Committee is comprised of three directors, James H. Kropp (Chairman), Michael V. McGee and Alan K. Pribble. The primary functions of the Compensation Committee as set forth in its charter are to (1) determine, either as a committee or together with other independent directors, the compensation of the company’s chief executive officer, (2) determine the compensation of other executive officers, (3) administer the company’s equity and executive officer incentive compensation plans, (4) review and discuss with management the Compensation Discussion and Analysis (“CD&A”) to be included in the proxy statement and incorporated by reference into the Annual Report on Form 10-K and to recommend to the Board inclusion of the CD&A in the Form 10-K and proxy statement, (5) provide a description of the processes and procedures for the consideration and determination of executive compensation for inclusion in the company’s annual proxy statement, (6) produce the Compensation Committee Report for inclusion in the annual proxy statement, and (7) evaluate its performance annually.
     Pursuant to its charter, the Compensation Committee has the authority to delegate its responsibilities to individual members of the committee or to a subcommittee of the committee. To date, the Compensation Committee has not delegated any of its responsibilities.
     As required by the charter, during 2008, the Compensation Committee made all compensation decisions for our executive officers, including the named executive officers set forth in the Summary Compensation Table below. The Compensation Committee has the sole authority to retain outside compensation consultants for advice, but historically and for 2008, has not done so, relying instead on surveys of publicly-available information for information about senior executive compensation at similar companies. For a discussion of the Committee’s use of survey information in 2008, as well as the role of Mr. Russell, our chief executive officer, in determining or recommending the amount of compensation paid to our named executive officers in 2008, see the CD&A below.
Nominating/Corporate Governance Committee
     The Nominating/Corporate Governance Committee is comprised of three directors, Alan K. Pribble (Chairman), James H. Kropp and R. Wesley Burns. The primary functions of the Nominating/Corporate Governance Committee are (1) to identify, evaluate and make recommendations to the Board for director nominees for each annual shareholder meeting or to fill any vacancy on the Board, (2) to develop a set of corporate governance principles applicable to the company and to review and assess the adequacy of those guidelines on an ongoing basis and recommend any changes to the Board, and (3) to oversee the annual Board assessment of Board performance. The Nominating/Corporate Governance Committee will consider properly submitted shareholder nominations for candidates for the Board. See “Consideration of Candidates for Director” below. Other duties and responsibilities include periodically reviewing the structure, size, composition and operation of the Board and each Board committee, recommending assignments of directors to Board committees, conducting a preliminary review of director independence, overseeing director orientation and annually evaluating its charter and performance.

Director Independence
     We believe that a majority of our directors should be independent. A director qualifies as independent unless the Board determines that the director has a material relationship with PS Business Parks based on all relevant facts and circumstances, including consideration of the director’s relationships with Public Storage, the largest shareholder of PS Business Parks. In making its determinations, the Board also considers the standards for independence in the Corporate Governance Guidelines which reflect the requirements of the NYSE.
     The Board makes independence determinations annually based on information supplied by directors and the company, and on the prior review and recommendation of the Nominating/Corporate Governance Committee. Based on its most recent review in February 2009, the Board of Directors has determined that (1) each of the company’s directors, other than Ronald L. Havner, Jr., Joseph D. Russell, Jr. and Harvey Lenkin, and (2) each member of the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee has no material relationship with PS Business Parks (either directly or as a partner, stockholder or officer of an organization that has a material relationship with the company) and qualifies as “independent,” as defined in the rules of the NYSE. Mr. Russell was determined not to be independent because of his status as Chief Executive Officer and President of PS Business Parks, and Messrs. Havner and Lenkin were deemed not independent because Mr. Havner is a director and Chief Executive Officer and President of Public Storage and Mr. Lenkin is a director of Public Storage. Relationships between Public Storage and PS Business Parks are described on page 24.
Executive Sessions and Presiding Director
     The non-management directors meet regularly without the presence of management. These meetings are held on a regular basis, generally following each regularly scheduled Board meeting and at the request of any non-management director. In addition, the independent directors meet separately at least once annually. The presiding director of these sessions generally rotates annually among the chairs of the standing committees of the Board. Mr. Friedman, Chairman of the Audit Committee, is the presiding director for these sessions during 2009.
Compensation of Directors
     The Compensation Committee of the Board is responsible for periodically reviewing the company’s non-employee director compensation and making recommendations to the Board, which makes the final determination as to director compensation. During 2008, each non-employee director was entitled to receive the following compensation:
•	An annual retainer of $25,000 paid quarterly;

•	A Board meeting fee of $1,000 for each meeting attended in person and $500 for each telephonic meeting;

•	A Board Committee fee of $1,000 for each meeting attended in person and $500 for each telephonic meeting;

•	The Chairman of the Audit Committee also receives an additional annual fee of $10,000 and the Chairman of each of the Compensation and Nominating/Corporate Governance Committees receive an additional fee of $5,000; and

•	Pursuant to the terms of the 2003 Stock Option and Incentive Plan, a stock option grant after each annual meeting to acquire 2,000 shares of common stock of the company, which vests in five equal annual installments beginning one year from the date of grant, subject to continued service on the Board.
     In addition, under the 2003 Stock Option and Incentive Plan, each new non-employee director is, upon the date of his or her initial election by the Board or the shareholders to serve as a non-employee director, automatically granted a non-qualified option to purchase 10,000 shares of common stock that vests in five equal annual installments beginning one year from the date of grant, subject to continued service.
     Retirement Stock Grants. Each non-employee director of the company receives, upon retirement as a director of the company, 1,000 shares of fully-vested common stock for each full year of service as a non-employee director of the company up to a maximum of 5,000 shares. At December 31, 2008, Messrs. Friedman, Havner, Kropp, Lenkin and Pribble were each entitled to receive 5,000 fully-vested shares of common stock upon retirement; Mr. Burns was entitled to receive 3,000 shares; and Mr. McGee was entitled to receive 2,000 shares. As of December 31, 2008, the value of each award of 5,000 shares was $223,300; the value of 3,000 shares was $133,980; and of 2,000 shares was $89,320, each based on the closing price of $44.66 of our common stock on December 31, 2008, the last trading date before year-end.

     The following table presents the compensation provided by the company to its non-employee directors (which do not include Joseph D. Russell, Jr.) for fiscal year ended December 31, 2008.
Director Compensation Table

	Fees Earned or	Stock	Option
Name (a)	Paid in Cash	Awards (b)	Awards (c)	Total
Ronald L. Havner, Jr.(a)	—	—	$26,487	$26,487
R. Wesley Burns	$32,500	$41,400	$24,275	$98,175
Arthur M. Friedman	$43,500	—	$16,613	$60,613
James H. Kropp	$40,000	—	$16,613	$56,613
Harvey Lenkin	$28,500	—	$11,673	$40,673
Michael V. McGee	$36,000	$60,050	$30,851	$126,901
Alan K. Pribble	$44,000	—	$16,613	$60,613
Joseph D. Russell, Jr. (a)	—	—	—	—

(a)	Ronald L. Havner, Jr., Chairman, and Joseph D. Russell, Jr. received no cash compensation for service as a director during 2008. Mr. Russell’s compensation as Chief Executive Officer and President is set forth below beginning on page 13.

(b)	Stock awards reflect expense incurred in 2008 related to retirement share awards described above for directors with awards not yet fully vested. Amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 in accordance with FAS 123(R), disregarding estimates relating to forfeitures due to service-based vesting conditions, which may include amounts from awards vesting in and before 2008.

(c)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 in accordance with FAS 123(R), disregarding estimates relating to forfeitures due to service-based vesting conditions, which includes amounts from awards granted in and before 2008. As of December 31, 2008, each director as of such date had the following number of options outstanding: R. Wesley Burns: 16,000 of which 5,200 are vested; Arthur M. Friedman: 14,000 of which 8,000 were vested; Ronald L. Havner, Jr.: 137,036 of which 127,036 shares were vested; James H. Kropp: 16,000 of which 10,000 were vested; Harvey Lenkin: 12,000 of which 7,200 were vested; Michael V. McGee: 14,000 of which 4,400 were vested; Alan K. Pribble: 13,001 of which 7,001 were vested; Joseph D. Russell, Jr.: 121,216 of which 101,216 were vested. In addition, following the 2008 Annual Meeting of Shareholders, each non-employee director (other than Mr. Russell) received a stock option grant for 2,000 shares, none of which are vested, with a fair value in accordance with FAS 123(R) of $17,000. Assumptions used in the calculation of these amounts are included in Note 10 to the company’s audited financial statements for the fiscal year ended on December 31, 2008, included in the company’s Annual Report on Form 10-K filed with the SEC on February 26, 2009.
Compensation Committee Interlocks and Insider Participation
     The Compensation Committee is comprised of James H. Kropp (Chairman), Michael V. McGee and Alan K. Pribble, none of whom has ever been an employee of PS Business Parks. No member of the Compensation Committee had any relationship with the company requiring disclosure under Item 404 of SEC Regulation S-K. No executive officer of PS Business Parks serves on the compensation committee or board of directors of any other entity which has an executive officer who also serves on the Compensation Committee or Board of Directors of PS Business Parks at any time during 2008.
     Messrs. Havner, Lenkin and Russell are present or former officers of the company and are members of the Board.
Consideration of Candidates for Director
     Shareholder recommendations. The policy of the Nominating/Corporate Governance Committee to consider properly submitted shareholder recommendations for candidates for membership on the Board is described below under “Identifying and Evaluating Nominees for Directors.” Under this policy, shareholder recommendations may only be submitted by a shareholder entitled to submit shareholder proposals under the SEC rules. Any shareholder recommendations proposed for consideration by the Nominating/Corporate Governance Committee should include the nominee’s name and qualifications for Board membership, including the information required under Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and should be addressed to: Edward A. Stokx, Secretary, PS Business Parks, Inc., 701 Western Avenue, Glendale, California 91201. Recommendations should be submitted in the time frame described in this Proxy Statement under “Deadlines for Receipt of Shareholder Proposals for Consideration at 2009 Annual Meeting” on page 25.

     Director Qualifications. Members of the Board should have high professional and personal ethics and values. They should have broad experience at the policy-making level in business or other relevant experience. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of all shareholders. Directors are expected, within three years of election, to own at least $100,000 of common stock of the company, determined using the acquisition price.
     Identifying and Evaluating Nominees for Directors. The Nominating/Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for directors. The Nominating/Corporate Governance Committee periodically assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating/Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating/Corporate Governance Committee through current Board members, professional search firms, shareholders or other persons. These candidates will be evaluated at meetings of the Nominating/Corporate Governance Committee and may be considered at any point during the year. As described above, the Nominating/Corporate Governance Committee intends to consider properly submitted shareholder nominations for candidates for the Board. Following verification of the shareholder status of persons proposing candidates, recommendations will be aggregated and considered by the Nominating/Corporate Governance Committee prior to the issuance of the proxy statement for the annual meeting. If any materials are provided by a shareholder in connection with the recommendation of a director candidate, such materials will be forwarded to the Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee also anticipates reviewing materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a shareholder. In evaluating such recommendations, the Nominating/Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board.
Communications with the Board of Directors
     The company provides a process by which shareholders and interested parties may communicate with the Board of Directors. Any shareholder communication to the Board should be addressed to: Board of Directors, c/o Edward A. Stokx, Secretary, PS Business Parks, Inc., 701 Western Avenue, Glendale, California 91201. Communications that are intended for a specified individual director or group of directors should be addressed to the director(s) c/o Secretary at the above address and all such communications received will be forwarded to the designated director(s).
Corporate Governance Guidelines
     The Board has adopted Corporate Governance Guidelines to set forth in its guidelines for overall governance practices. These Guidelines are available on the company’s website, www.psbusinessparks.com or, upon written request, to the company’s Investor Services Department, 701 Western Avenue, Glendale, California 91201.
Business Conduct Standards and Code of Ethics
     The Board of Directors has adopted a code of Business Conduct Standards, applicable to directors, officers, and employees, and a Directors’ Code of Ethics. The Board has also adopted a Code of Ethics for its senior financial officers. The Code of Ethics for senior financial officers covers those persons serving as the company’s principal executive officer, principal financial officer and principal accounting officer, currently Joseph D. Russell, Jr. and Edward A. Stokx, respectively. The PS Business Parks’ Business Conduct Standards, the Directors’ Code of Ethics and the Code of Ethics for senior financial officers are available on the company’s website, www.psbusinessparks.com or, upon written request, to the company’s Investor Services Department, 701 Western Avenue, Glendale, California 91201.
PROPOSAL 1
ELECTION OF DIRECTORS
Nominees for Director
     All members of the Board of Directors elected at the 2008 annual meeting are standing for re-election for a term expiring at the 2009 annual meeting of shareholders or until their successors have been duly elected and qualified, or their earlier death, removal or resignation. The company’s by-laws set the number of directors at nine. Jennifer H. Dunbar joined the Board on February 23, 2009 and is standing for re-election for a term expiring at the 2010 annual meeting of shareholders. Ms. Dunbar was recommended to the Nominating/Corporate Governance Committee as a director candidate by a non-management director.

     Each of the individuals nominated for election at the Annual Meeting has been approved by the Nominating/Corporate Governance Committee and by a majority of the independent directors of PS Business Parks. We believe that each nominee for election as a director will be able to serve if elected. If any nominee is not able to serve, proxies may be voted in favor of the remainder of those nominated and may be voted for substitute nominees, if designated by the Board.
     Set forth below is information concerning each of the nominees for director:
     Ronald L. Havner, Jr., age 51, has served as Vice-Chairman, Chief Executive Officer and a member of the board of Public Storage, an affiliate of PS Business Parks, Inc., since November 2002 and as President since July 1, 2005. He has been Chairman of PS Business Parks, Inc. since March 1998 and was Chief Executive Officer of PS Business Parks, Inc. from March 1998 until August 2003. He is also a member of the Board of Governors and the Executive Committee of the National Association of Real Estate Investment Trusts, Inc. (NAREIT). He is also a director of Business Machine Security, Inc., General Finance Corporation and a member of NYU REIT Center Board of Advisors.
     Joseph D. Russell, Jr., age 49, has been Chief Executive Officer and a director of PS Business Parks, Inc. since August 2003 and President of PS Business Parks, Inc. since September 2002. Before joining PS Business Parks, Inc., Mr. Russell had been employed by Spieker Properties and its predecessor for more than ten years, becoming an officer of Spieker Properties when it became a publicly held REIT in 1993. When Spieker Properties merged with Equity Office Properties Trust in 2001, Mr. Russell was President of Spieker Properties’ Silicon Valley Region. Mr. Russell has also been a member of the Board and past President of the Silicon Valley Chapter of the National Association of Industrial and Office Properties.
     R. Wesley Burns, age 49, is a member of the Nominating/Corporate Governance Committee and became a director of PS Business Parks, Inc. in May 2005. In 2008, Mr. Burns retired from his position as a Consulting Managing Director at PIMCO, an investment advisory firm with assets under management currently in excess of $725 billion. Mr. Burns was also a Trustee of the PIMCO Funds and the PIMCO Variable Insurance Trust, open-end mutual fund companies, a Director and Chairman of the Board of the PIMCO Strategic Global Government Fund, Inc. and a Director of PIMCO Commercial Mortgage Securities Trust, closed-end funds listed on the New York Stock Exchange. Mr. Burns also formerly served as a President of the PIMCO Funds.
     Arthur M. Friedman, age 73, is Chairman of the Audit Committee and became a director of PS Business Parks, Inc. in March 1998. Mr. Friedman, a certified public accountant, has been an independent business and tax consultant since September 1995. He was a partner of Arthur Andersen from 1968 until August 1995. During his 38-year career in public accounting, he specialized in tax consultation. He was a member of the Andersen Board of Partners from 1980-1988.
     Jennifer Holden Dunbar, age 46, became a director of PS Business Parks, Inc. on February 23, 2009. Since 2001, Ms. Dunbar has been a managing director and co-founder of Dunbar Partners, LLC, an investment/advisory firm that makes direct investments in and provides strategic, due diligence and human capital services to private equity firms and middle market companies. Ms. Dunbar was previously a partner with Leonard Green and Partners where she spent ten years investing in private equity transactions and serving on numerous public and private company boards. She is also a director of Big 5 Sporting Goods Corporation.
     James H. Kropp, age 59, is Chairman of the Compensation Committee and a member of the Nominating/Corporate Governance Committee and became a director of PS Business Parks, Inc. in March 1998. Mr. Kropp is the Chief Investment Officer at i3 Funds LLC beginning in 2009. He was Senior Vice President-Investments of Gazit Group USA, Inc., a real estate investor, from 2006 to 2008. He served as a managing director of Christopher Weil & Company, Inc., a securities broker-dealer and registered investment adviser, from April 1995 to 2004 and was portfolio manager for Realty Enterprise Funds from 1998 until 2006. He is a member of the American Institute of Certified Public Accountants and a Trustee of The CNL Funds.
     Harvey Lenkin, age 72, has been a director of PS Business Parks, Inc. since March 1998 and was President of PS Business Parks, Inc. from its inception in 1990 until March 1998. Mr. Lenkin was employed by Public Storage and its predecessor for 27 years. He served as President of Public Storage until his retirement in 2005, and has been a director of Public Storage since November 1991. Mr. Lenkin is a member of the Board of Directors of Paladin Realty Income Properties I, Inc. and of Huntington Hospital, Pasadena, California and is a former member of the Executive Committee of the Board of Governors of NAREIT. Mr. Lenkin currently serves on the Board of the Ronald McDonald House Charity of Southern California.
     Michael V. McGee, age 53, is a member of the Audit and Compensation Committees and became a director of PS Business Parks, Inc. in August 2006. Mr. McGee has been President and Chief Executive Officer of Pardee Homes since

2000. Pardee Homes is the largest wholly-owned subsidiary of Weyerhaeuser Real Estate Company (“WRECO”), a subsidiary of Weyerhaeuser Company. Mr. McGee is also a member of the Board of Directors of HomeAid America.
     Alan K. Pribble, age 66, is Chairman of the Nominating/Corporate Governance Committee, a member of the Audit and Compensation Committees and became a director of PS Business Parks, Inc. in March 1998. Mr. Pribble was employed by Wells Fargo Bank, N.A. for 30 years until June 1997. He was a Senior Vice President of Wells Fargo from 1984 until June 1997 and was an independent business consultant until 1999. In 1992, Mr. Pribble opened a commercial finance division for Wells Fargo and was involved in its operations until June 1997. From 1988 until 1992, he was a Senior Vice President and Regional Manager, and from 1984 until 1988, Mr. Pribble was a Senior Credit Officer, for Wells Fargo.
     Vote Required and Board Recommendation. The nine nominees receiving the greatest number of votes duly cast for their election as directors will be elected. For these purposes, a broker non-vote will not be treated as a vote cast.
     Your Board of Directors recommends that you vote “FOR” the election of each nominee named above.
PROPOSAL 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
     The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.
     The company’s bylaws do not require that shareholders ratify the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm. The company is asking its shareholders to ratify this appointment because it believes such a proposal is a matter of good corporate governance. If shareholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP as the company’s independent registered public accounting firm, but may nevertheless determine to do so. Even if the appointment of Ernst & Young LLP is ratified by the shareholders, the Audit Committee may change the appointment at any time during the year if it determines that a change would be in the best interest of PS Business Parks and its shareholders.
     Representatives from Ernst & Young LLP, which has acted as the independent registered public accounting firm for the company since the company’s organization in 1990, will be in attendance at the 2009 annual meeting and will have the opportunity to make a statement if they desire to do so and to respond to any proper questions.
     Required Vote and Board Recommendation. Ratification of the appointment of Ernst & Young LLP requires approval by a majority of the votes represented at the meeting and entitled to vote. For these purposes, an abstention or broker non-vote will not be treated as a vote cast.
     Your Board of Directors recommends that you vote “FOR” the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm.
     Fees Billed to the Company by Ernst & Young LLP for 2008 and 2007
     The following table shows the fees billed or expected to be billed to the company by Ernst & Young for audit and other services provided for fiscal 2008 and 2007:

	2008	2007
Audit Fees (1)	$371,000	$375,000
Audit-Related Fees (2)	18,000	53,000
Tax Fees (3)	147,000	158,000
All Other Fees	—	—

Total	$536,000	$586,000

(1)	Audit Fees represent fees for professional services provided in connection with the audit of the company’s annual financial statements and internal control over financial reporting, review of the quarterly financial statements included in the company’s quarterly reports on Form 10-Q and services in connection with the company’s registration statements and securities offerings.

(2)	Audit-related fees represent professional fees provided in connection with the audit of the company’s 401K Plan and property acquisition audits.

(3)	During 2008 and 2007, all of the tax services consisted of tax compliance and consulting services.
     Policy to Approve Ernst & Young Services. The Audit Committee has adopted a pre-approval policy relating to services performed by the company’s independent registered public accounting firm. Under this policy, the Audit Committee of the company pre-approved all services performed by Ernst & Young LLP during 2008, including those listed above. The Chairman of the Audit Committee has the authority to grant required approvals between meetings of the Audit Committee, provided that any exercise of this authority is presented at the next committee meeting.
     Audit Committee Report
     The Audit Committee currently consists of three directors, each of whom has been determined by the Board to meet the New York Stock Exchange standards for independence and the requirements of the Securities and Exchange Commission for audit committee member independence. The Audit Committee operates under a written charter adopted by the Board of Directors.
     Management is responsible for the company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and necessarily relies on the work and assurances of the company’s management and of the company’s independent registered public accounting firm.
     In this context, the Audit Committee has met with management and with Ernst & Young LLP, the company’s independent registered accounting firm, and has reviewed and discussed with them the audited consolidated financial statements. Management represented to the Audit Committee that the company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with Ernst & Young LLP matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as modified or supplemented.
     The company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by the Public Company Accounting Oversight Board’s Ethics and Independence Rule 3526, “Communications with Audit Committees Concerning Independence,” and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence. In addition, the Audit Committee has considered whether the independent registered accounting firm’s provision of non-audit services to the company is compatible with the firm’s independence.
     During 2008, management documented, tested and evaluated the company’s system of internal controls over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and regulations of the Securities and Exchange Commission adopted thereunder. The Audit Committee met with representatives of management, the internal auditors, legal counsel and the independent registered public accountants on a regular basis throughout the year to discuss the progress of the process. At the conclusion of this process, the Audit Committee received from management its assessment and report on the effectiveness of the company’s internal controls over financial reporting. In addition, the Audit Committee received from Ernst & Young LLP its attestation report on management’s assessment and report on the company’s internal controls over financial reporting. The Audit Committee reviewed and discussed the results of management’s assessment and Ernst & Young’s attestation.
     Based on the foregoing and the Audit Committee’s discussions with management and the independent registered public accounting firm, and review of the representations of management and the report of the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.
THE AUDIT COMMITTEE
Arthur M. Friedman, Chairman
Michael V. McGee
Alan K. Pribble

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Exchange Act requires the company’s directors and executive officers, and persons who own more than 10% of any registered class of the company’s equity securities to file with SEC initial reports (on Form 3) of ownership of PS Business Park’s equity securities and to file subsequent reports (on Form 4 or Form 5) when there are changes in such ownership. The due dates of such reports are established by statute and the rules of the SEC. Based on a review of the reports submitted to PS Business Parks and of filings on the SEC’s EDGAR website, PS Business Parks believes no executive officer or director failed to file reports required by Section 16(a) on a timely basis.
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership of Certain Beneficial Owners
     The following table sets forth information as of the dates indicated with respect to persons known to the company to be the beneficial owners of more than 5% of the outstanding shares of PS Business Park’s common stock:

	Shares of Common Stock
	Beneficially Owned
	Number	Percent
Name and Address	of Shares	of Class(1)
Public Storage (“PS”),	5,418,273	26.5%
701 Western Avenue, Glendale, California 91201-2349 (2)

Barclays Global Investors, NA	1,586,348	7.75%
400 Howard Street San Francisco, CA 94105 (3)

The Vanguard Group, Inc.	1,228,681	6.01%
PO Box 2600 V26 Valley Forge, PA 194582-2600 (4)

Morgan Stanley	1,030,581	5.00%
1585 Broadway New York, NY 10036 (5)

(1)	The percent of class is calculated using the ownership numbers as of the dates indicated below divided by shares outstanding on March 14, 2009.

(2)	Holdings reported are as of March 1, 2009. The reporting persons listed above have filed a joint Schedule 13D, amended as of September 3, 1998. PS has sole voting and dispositive power with respect to all such shares. The 5,418,273 shares of common stock in the above table does not include 7,305,355 units of limited partnership interest in PS Business Parks, L.P. (“Units”) held by PS and affiliated partnerships which (pursuant to the terms of the agreement of limited partnership of PS Business Parks, L.P.) are redeemable by the holder for cash or, at the company’s election, for shares of the company’s common stock on a one-for-one basis. If common stock were to be issued upon redemption of such Units, PS and its affiliated partnerships would own approximately 45.9% of the common stock (based upon the common stock outstanding at March 2, 2009 and assuming such conversion).

(3)	Holdings reported as of December 31, 2008 as set forth in Schedule 13G filed on February 5, 2009 by Barclays Global Investors, NA and certain affiliates to report beneficial ownership and sole dispositive power with respect to 1,586,348 shares and sole voting power with respect to 1,274,372 shares.

(4)	Holdings reported as of December 31, 2008 as set forth in Schedule 13G filed on February 13, 2009 by The Vanguard Group, Inc., as investment adviser of its clients to report beneficial ownership and sole dispositive power with respect to 1,228,681 shares and sole voting power with respect to 21,107 shares.

(5)	Holdings reported as of December 31, 2008 as set forth in Schedule 13G filed on February 17, 2009 by Morgan Stanley, as a parent holding company or control person to report beneficial ownership and sole dispositive power with respect to 1,030,581 shares and sole voting power with respect to 560,874 shares.
Security Ownership of Management
     The following table sets forth information as of March 2, 2009 concerning the beneficial ownership of Common Stock of each director of the company, the company’s chief executive officer, the chief financial officer and the other three most highly compensated persons who were executive officers of the company on December 31, 2008 and all directors and executive officers as a group:

	Shares of Common Stock:
	Beneficially Owned (excluding options)(1)
	Shares Subject to Options (2)
Name	Number of Shares		Percent of Class
Ronald L. Havner, Jr.	79,548	(1)(3)	.4%
	129,036	(2)	.6%
	208,584		1.0%

Joseph D. Russell, Jr.	4,207	(1)	*
	101,216	(2)	.4%
	105,423		.4%

R. Wesley Burns	4,462	(1)	*
	8,000	(2)	*
	12,462		*

Jennifer H. Dunbar	285	(1)(6)	*

Arthur M. Friedman	12,500	(1)(5)	*
	8,800	(2)	*
	21,300		.1%

Harvey Lenkin	1,916	(1)(4)	*
	8,000	(2)	*
	9,916		*

James H. Kropp	9,491	(1)	*
	10,800	(2)	*
	20,291		.1%

Michael V. McGee	2,500		*
	4,800	(2)	*
	7,300		.1%

Alan K. Pribble	4,124	(1)	*
	7,801	(2)	*
	11,925		*

John W. Petersen	2,387	(1)	*
	40,000	(2)	.1%
	42,387		.2%

Edward A. Stokx	2,223	(1)	*
	35,000	(2)	.1%
	37,223		.1%

	Shares of Common Stock:
	Beneficially Owned (excluding options)(1)
	Shares Subject to Options (2)
Name	Number of Shares		Percent of Class
M. Brett Franklin	4,983	(1)	*
	15,000	(2)	.1%
	19,983		.2%

Maria R. Hawthorne	7,624	(1)	*
	23,000	(2)	.2%
	30,624		.2%

All Directors and Executive Officers as a Group (12 persons)	136,250	(1)(3)(4)(5)(6)	.7%
	391,453	(2)	1.8%
	527,703		2.5%

*	Less than 0.1%

(1)	Represents shares of common stock beneficially owned as of March 2, 2009. Except as otherwise indicated and subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares. Includes shares credited to the accounts of the executive officers of the company that are held in the 401(k) Plan. Does not include restricted stock units described the Grants of Plan-Based Awards Table unless such units would vest within 60 days of the date of this table.

(2)	Represents options exercisable within 60 days of March 2, 2009 to purchase shares of common stock.

(3)	Includes 68,548 shares held by Mr. Havner and his spouse as trustees of the Havner Family Trust. Includes 500 shares held by a custodian of an IRA for Mr. Havner’s spouse as to which she has investment power. Includes 10,000 shares owned by the Havner Family Foundation of which Mr. Havner and his wife are co-trustees but with respect to which Mr. and Mrs. Havner disclaim any beneficial interest. Does not include shares owned by Public Storage as to which Mr. Havner disclaims beneficial ownership. Mr. Havner is the vice-chairman, president and chief executive officer of Public Storage. See “Stock Ownership of Certain Beneficial Owners” on page 11 for Public Storage ownership.

(4)	Includes 1,800 shares held by Mr. Lenkin and his spouse as trustees of the Lenkin Family Trust. Does not include shares owned by Public Storage as to which Mr. Lenkin disclaims beneficial ownership. Mr. Lenkin is a director of Public Storage. See “Stock Ownership of Certain Beneficial Owners” on page 11 for Public Storage ownership.

(5)	Includes 12,000 shares held by Mr. Friedman and his spouse as trustees of the Friedman Family Trust.

(6)	Shares held by Ms. Dunbar and her spouse as trustees of the Lilac II Trust.
EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
     Executive Compensation Philosophy. Our compensation goals are to hire, retain and motivate our senior management, including our principal executive and financial officers and three other most highly compensated executive officers for 2008 (the “named executive officers”), to contribute to the growth and profitability of PS Business Parks. We pay our named executive officers a mix of cash compensation and long-term equity compensation we consider appropriate in view of individual and corporate performance, competitive levels, and our objective of aligning individual and shareholder interests to maximize the value of our shareholders’ investments in our securities. In general, our compensation program for named executive officers consists of (1) payment of a base salary, (2) potentially, short-term incentives in the form of cash bonuses, and (3) long-term incentives in the form of equity awards, primarily restricted stock units, which vest upon continued service or the achievement of defined performance goals. Annual and long-term incentive compensation for named executive officers is designed to reward achievement of company-wide performance goals by tying awards primarily to financial objectives such as growth in net asset value (NAV), same-store net operating income (NOI), funds available for distribution (FAD) and the achievement of targeted levels of property-level returns after transactional capitalized expenditures, as well as other corporate objectives, as discussed in more detail below.
     Because each component of our compensation program is designed to accomplish or reward different objectives, historically and in 2008, the Compensation Committee determined the award of each component separately. Historically and in 2008, the Compensation Committee did not retain or rely on information provided by any third-party compensation consultant in setting compensation levels and awards for our named executive officers. The Compensation Committee reviews information concerning compensation of executive officers at the Compensation Survey Companies defined on page 17 below. However, information regarding the Compensation Survey Companies is only one factor considered by the Compensation Committee in determining the compensation paid to the named executive officers. The Compensation Committee also considers corporate, business unit and individual performance generally, and, with respect to Mr. Russell’s compensation, input from other Board members, including the Chairman of the Board. With respect to the compensation of the executive officers who report to Mr. Russell, the Compensation Committee also considers the recommendations of Mr. Russell.
     The Compensation Committee made all compensation decisions for named executive officers in 2008. For more information on the Compensation Committee and its responsibilities, see “Corporate Governance—Compensation Committee” on page 4 above.
Elements of Compensation.
     Base Salaries. Base salaries provide a base level of monthly income for our named executive officers and are designed to provide executive officers, as well as all of our employees, with a guaranteed minimum level of cash compensation. We believe that paying a competitive base salary enables us to attract and retain executives. The Compensation Committee establishes base salaries for named executive officers at a level so that a significant portion of the total cash compensation such executives can earn is performance-based through annual incentive compensation.
     Base salaries are set based on factors that include whether levels are competitive with the salaries for individuals with comparable experience and responsibilities at the Compensation Survey Companies, competitive conditions in the local market, an individual’s performance and responsibilities and the business judgment of the members of the Compensation Committee. The factors considered also include input from other Board members including the Chairman of the Board, with respect to Mr. Russell’s salary, and the recommendations of Mr. Russell for the other named executive officers. In general, the Compensation Committee reviews base salaries bi-annually for the named executive officers.
     Bonuses. Annual cash bonuses are designed to reward our executive officers, including each of the named executive officers, for achievement of financial and operational goals and individual performance objectives to enable PS Business Parks to meet its long and short term financial and strategic goals.
     These objectives may vary depending on the individual officer and his or her responsibilities, but generally relate to financial factors, primarily growth in same-store NOI, FAD and the maintenance of targeted levels of property-level returns after transactional capitalized expenditures, and achievement of other operational and financial goals.
     Equity-Based Compensation. Equity awards of restricted stock units or stock options are long-term incentives designed to reward long-term growth in the price of and dividends paid on PS Business Parks common stock and shareholder value. Both help retain executives because they achieve their maximum value only if the executive continues to be employed by PS Business Parks for a period of years and their value is enhance to the extent the price of our common stock increases over the common stock price on the date of grant.
     The Compensation Committee has the discretion to award executive officers restricted stock units, stock options or a mix of both. The Compensation Committee does not set awards based on a fixed weighting between stock options and restricted stock units. Since 2005, the Compensation Committee has awarded equity-based compensation to the named executive officers solely pursuant to the senior management long-term incentive equity program for 2005-2008 (the “2005-2008 LTIEP”) described below.
     Performance-Based Restricted Stock Units and Restricted Stock
     Restricted stock units and restricted stock increase in value as the value of the company’s common stock and/or dividends increase, and generally vest over time provided that the executive officer remains in the employ of the company. Accordingly, awards of restricted stock units or restricted stock serve the Committee’s objective of retaining company executive officers and other employees and motivating them to increase shareholder value. During difficult market conditions, these awards also may continue to offer value which may enhance their significance as a retention tool at a time when we may most need executive talent. As discussed below, the company’s named executive officers receive awards of restricted stock units for performance in 2005, 2006, 2007 and 2008 in accordance with awards granted to them under the terms of the 2005-2008 LTIEP. No other awards of restricted stock or restricted stock units to the current named executive officers were made for this period except as provided for in that program.

     Stock Options
     Stock options have value solely to the extent that the price of our common shares increases over the grant price during the term of the option. Stock options are granted with an exercise price of not less than 100% of the fair market value of our common stock on the date of grant so that the executive officer may not profit from the option unless the stock price increases. In 2008, the Compensation Committee made no awards of stock options to the named executive officers, and no grants of stock options were made to the named executive officers after the adoption in early 2006 of the 2005-2008 LTIEP.
     Equity Grant Practices
     Equity grants, including grants of restricted stock or units or stock options, to all executive officers, including named executive officers, must be approved by the Compensation Committee. These grants occur only at meetings of the Compensation Committee (including telephonic meetings) and such grants are made effective as of the date of the meeting or a future date if appropriate (such as in the case of a new hire). In general, the Compensation Committee evaluates equity awards for executive officers in February or March of each year and evaluates the awards in light of performance during the preceding year. Equity awards are not timed in coordination with the release of material non-public information. The exercise price of all options granted is equal to the closing market price of our common stock on the date of grant. The vesting of restricted stock units awarded to the executive officers for 2008 is set forth in the 2005-2008 LTIEP described below.
     Equity awards, including grants of stock options, to employees who are not executive officers, may also be made by the Equity Awards Committee of the Board, which consists of two directors appointed by the Board, currently and during 2008, Messrs. Havner and Russell. These grants are made pursuant to the terms of the 2003 Stock Option and Incentive Plan. The Equity Awards Committee acts after consideration of management’s recommendations. Equity grants to non-executive officers may be made at various times during the year, but are not timed in coordination with the release of material non-public information. Awards to non-executive officers typically vest ratably over a six-year period, with vesting beginning one year following the date of grant.
     2008 Base Salaries. In March 2008, the Compensation Committee conducted a review of base salaries for the named executive officers reporting to the chief executive officer. As a result of its review and based on Mr. Russell’s recommendations, in the Compensation Committee increased base salaries for Mr. Franklin to $205,000 and Ms. Hawthorne to $225,000 but did not increase the base salaries of the other named executive officers. The Compensation Committee believes that the base salary increases for Mr. Franklin and Ms. Hawthorne were appropriate based on current operational results, expected future performance and the need to maintain competitive salaries to promote retention.
     Annual Bonuses for 2008 Performance. In March 2008, the Compensation Committee established the 2008 annual bonus performance targets for each of the named executive officers. After consideration of market conditions, the company’s strategic goals and input from Mr. Russell and other Board members, the Compensation Committee determined that 2008 bonuses would be based on the achievement of targeted levels of FAD for the corporate component. Funds available for distribution (“FAD”) is computed by adjusting consolidated Funds From Operations (“FFO”) for recurring capital improvements, which the company defines as those costs incurred to maintain the assets’ value, tenant improvements, lease commissions, straight-line rent, stock compensation expense, impairment charges, amortization of lease incentives and tenant improvement reimbursements, in-place lease adjustment and the impact of EITF Topic D-42. FFO is computed as net income, before depreciation, amortization, minority interest in income, gains or losses on asset dispositions and nonrecurring items. The Compensation Committee selected FAD as the key financial metric because of its importance to both the PS Business Parks senior executive team and to investors. If the corporate 2008 FAD targets were met, individual bonuses for named executive officers would then be awarded based on achievement of divisional performance with respect to occupancy, NOI, leasing and enterprise value metrics, and achievement of individual leadership and performance metrics primarily related to job function.
     In March 2009, the Compensation Committee considered annual bonus payments to the company’s named executive officers for 2008 performance. The Compensation Committee first considered that the company had achieved 2008 FAD of greater than the FAD target for payment of 100% of the bonus pool. The Compensation Committee then considered the divisional and individual performance metrics for each of the named executive officers. For 2008, the named executive officers did not achieve all the bonus target criteria and the bonus amounts paid were adjusted accordingly to reflect that not all goals were achieved. Based on its review of the factors determined in 2008 for the 2008 bonus performance targets, the Compensation Committee awarded cash bonuses for 2008 performance to Mr. Russell of $347,300; to Mr. Petersen of $271,650; to Mr. Stokx of $184,200; to Mr. Franklin of $60,000; and to Ms. Hawthorne of $163,170.

     In addition to the annual incentive cash bonuses, each of the named executive officers, other than Mr. Russell and Mr. Stokx, are eligible to receive additional annual bonus amounts based on achievement of performance targets for the company’s seasoned acquired properties under a deferred acquisition bonus program. The performance targets generally are based on achievement of targeted levels of property level returns for designated acquisition properties after transactional capitalized expenditures. Under this program after reviewing the performance of the designated properties, the Compensation Committee awarded cash bonuses for 2008 results to Mr. Petersen of $2,520; to Mr. Franklin of $5,040; and to Ms. Hawthorne of $2,520.
     2009 Executive Officer Annual Cash Bonus Performance Targets. In March 2009, the Compensation Committee established the 2009 annual bonus performance targets for each of the named executive officers. After consideration of market conditions, the company’s strategic goals and input from Mr. Russell and other Board members, the Compensation Committee determined that, as was the case for 2008, 2009 bonuses would be based on the achievement of targeted levels of FAD for the corporate component. FAD may be subject to certain adjustments under the program. The Compensation Committee established three designated FAD levels for payment of 50%, 100% or 150% of the bonus target amount depending on the level of FAD achieved. The Compensation Committee again selected FAD as the key financial metric because of its importance to both the PS Business Parks senior executive team and to investors.
     If the corporate FAD targets are met for 2009, individual bonuses for named executive officers will then be awarded based on achievement of divisional performance with respect to occupancy, NOI, leasing and enterprise value metrics, and achievement of individual leadership and performance metrics primarily related to job function. The Compensation Committee considers achievement of the bonus targets to be challenging, but achievable. The Committee also determined bonus target amounts for achievement of the FAD level required for payment of a 100% bonus for 2009 performance for Mr. Russell of $425,000; for Mr. Petersen of $300,000; for Mr. Stokx of $200,000; and for Ms. Hawthorne of $175,000. As noted previously, FAD levels for payment of 50% and 150% of the bonus target amount were also established as part of the 2009 performance bonus program, which would adjust the target bonus amount paid by 50% or 150%, respectively, if those levels were achieved.
     Restricted Stock Unit Awards for 2008 Performance under the 2005-2008 LTIEP. In 2005, the Compensation Committee undertook a review of long-term incentive equity awards for the named executive officers in order to link a potentially significant portion of their compensation to achievement of long-term goals of PS Business Parks and to provide an incentive for continued employment. After consideration of the appropriate performance metrics that would optimally link management incentives and shareholder interests, the Committee approved guidelines for a senior executive long-term equity incentive equity award program for the four-year period of 2005 through 2008 (the 2005-2008 LTIEP) that was designed to incentivize and reward senior management for long-term share value creation. The guidelines provide for potential equity awards to named executive officers, which are determined based on growth in “total return” that exceeds growth rates specified in the program. “Total return” is defined as growth in NAV per share, internally calculated, together with dividend yields.
     All of the named executive officers received two types of awards under the 2005-2008 LTIEP. The first type of award provided for eligibility to receive annual awards based on increases in annual total return during each of 2005, 2006, 2007 and 2008. The second type of award contemplated an award in early 2009 based on total return over the four-year period from January 1, 2005 through December 31, 2008. Annual awards were made in the form of restricted stock units vesting ratably over three years and require continued service. Upon vesting, each unit converts into one share of PS Business Parks’ common stock. The amount awarded to each executive officer is based on the targeted annual growth in total return achieved. Awards under the 2005-2008 LTIEP for the four-year performance period ending on December 31, 2008, were restricted stock units that vested immediately upon award. Like the annual awards, the amount awarded each named executive officer for four-year increases in total shareholder return, depended on the level achieved.
     The 2005-2008 LTIEP also provided that recipients are required to retain at least 20% of the total amount of common stock awarded under the program and vested while employed by PS Business Parks. The Compensation Committee also determined that no restricted stock or units would be awarded to the current named executive officers other than as set forth in the program guidelines for performance during the term of the 2005-2008 LTIEP. The program guidelines also do not provide for any grants of stock options to the named executive officers after 2005 and before January 1, 2009.
     In March 2009, the Compensation Committee considered 2008 performance against the targeted increase in NAV established in 2005 under the 2005-2008 LTIEP. The Committee first considered the annual awards under the program for increased total return. Based on the Compensation Committee’s determination that management had achieved total return, internally calculated based on growth in NAV and dividends, of 9.3% at the first targeted level under the 2005-2008 LTIEP, the Compensation Committee awarded 4,500 restricted stock units to Mr. Russell; 2,250 restricted stock units to Mr. Peterson; 1,750 restricted stock units to Mr. Stokx; 1,500 restricted stock units to Mr. Franklin; and 1,500 restricted stock units to Ms. Hawthorne. These annual awards of restricted stock units awarded under the program vest in equal annual installments over three years and require continued employment.
     The Compensation Committee then considered the total return performance goals for the four-year period ended December 31, 2008 established as the second measure of performance under the program. After review of the company’s growth in NAV and dividends, the Compensation Committee determined that total return as defined in the program for the four-year period was 11.4%, which met the targeted total returns for awards of immediately vested restricted stock units to the named executive officers as follows: 27,000 shares to Mr. Russell; 13,500 shares to Mr. Petersen; 10,500 shares to Mr. Stokx; 9,000 shares to Mr. Franklin; and 9,000 shares to Ms. Hawthorne.
     PS Business Parks Executive Officer Stock Retention Requirements. Named executive officers are required to retain 20% of the shares of common stock of PS Business Parks acquired under the 2005-2008 LTIEP for the duration of their employment by PS Business Parks.
     Role of Executive Officers. In general, Mr. Russell attends all meetings of the Compensation Committee at which (1) compensation of the other named executive officers or other employees is discussed, and/or (2) company-wide compensation matters, such as the consideration of new equity plans, are discussed. Mr. Russell does not vote on items before the Compensation Committee. As discussed in more detail below, the Compensation Committee solicits Mr. Russell’s view on the performance of the executive officers reporting to him, including each of the other named executive officers. In general, the Compensation Committee sets the compensation for the other named executive officers after consideration of the recommendations prepared by Mr. Russell with respect to appropriate amounts to reward and incentivize each named executive officer. In addition, the Compensation Committee solicits the views of the Chairman of the Board and other Board members, particularly with respect to compensation for Mr. Russell. The Compensation Committee met four during 2008. Mr. Russell attended two of these meetings.
     Compensation Survey Companies. Each component of compensation for the named executive officers—salary, annual cash bonus and equity compensation—is based generally on the Compensation Committee’s (and, Mr. Russell’s for each of the other named executive officers) subjective assessment of each individual’s role and responsibilities and corporate and individual achievements and consideration of market compensation rates. Market compensation rates are considered by the Compensation Committee in determining compensation levels. However, we do not “benchmark” or specifically target certain levels of compensation. For the named executive officers, the Compensation Committee primarily determines market compensation rates by reviewing public disclosures of compensation paid to senior executive officers at other office and industrial companies with a total market capitalization that the Compensation Committee deems comparable (the “Compensation Survey Companies”). In 2008, the Compensation Survey Companies were:
•	Alexandria Real Estate Equities, Inc.;

•	AMB Property Corp.;

•	BioMed Realty Trust;

•	Boston Properties Inc.;

•	Brandywine Realty Trust;

•	Corporate Office Properties Trust;

•	DCT Industrial Trust Inc.;

•	Douglas Emmett, Inc.;

•	Duke Realty Corp.;

•	EastGroup Properties, Inc.;

•	First Industrial Realty Trust, Inc.;

•	Franklin Street Properties Corp;

•	Highwoods Properties, Inc.;

•	Kilroy Realty Corporation;

•	Liberty Property Trust;

•	Maguire Properties, Inc.;

•	Mission West Properties, Inc.;

•	ProLogis; and

•	SL Green Realty Corp.
     As discussed above, the information regarding the Compensation Survey Companies is only one factor considered by the Compensation Committee in determining the compensation paid to the named executive officers. The Compensation

Committee also considers corporate, business unit and individual performance generally, as well as the recommendations of Mr. Russell with respect to compensation of the other named executive officers.
     Tax & Accounting Considerations—Code Section 162(m). Section 162(m) of the Code imposes a $1,000,000 limit on the annual deduction that may be claimed for compensation paid to each of the chief executive officer and three other highest paid employees of a publicly-held corporation (other than the chief financial officer). Certain performance-based compensation awarded under a plan approved by shareholders is excluded from that limitation, as is certain compensation paid by a partnership, such as P.S. Business Parks, L.P. (the “Operating Partnership”). Most of our employees and all of our named executive officers are employed by the Operating Partnership. As a result, we do not believe the provisions of Section 162(m) apply to compensation for our named executive officers, who are employees of the Operating Partnership. However, our Performance-Based Plan approved by shareholder in 2006 (the “2006 Plan”) is designed to permit the Compensation Committee to make awards that qualify for deduction as performance-based compensation consistent with the requirements of Section 162(m).
REPORT OF THE COMPENSATION COMMITTEE
          The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the company’s Annual Report on Form 10-K and proxy statement on Schedule 14A.
THE COMPENSATION COMMITTEE
     James H. Kropp (Chairman)
     Michael V. McGee
     Alan K. Pribble

Compensation of Executive Officers
     The following table sets forth certain information concerning the compensation for 2008 paid to the company’s principal executive officer, principal financial officer, and the three other most highly compensated persons who were executive officers of the company on December 31, 2008 (the named executive officers).
SUMMARY COMPENSATION TABLE

					Non-Equity
					Incentive
			Stock	Option	Plan	All Other
Name and			Awards	Awards	Compensa-	Compensa-
Principal Position	Year	Salary	($)(1)	($)(1)	tion ($)(2)	tion (3)	Total($)

Joseph D. Russell, Jr.,	2008	$425,710	$1,051,653	$72,400	$347,300	$49,460	$1,946,523
President and	2007	$425,778	$1,021,492	$125,931	$382,500	$42,285	$1,997,986
Chief Executive Officer	2006	$381,250	$714,419	$152,697	$388,238	$29,680	$1,666,284

John W. Petersen,	2008	$300,700	$509,309	$73,800	$274,170	$26,602	$1,184,581
Executive Vice	2007	$282,028	$494,229	$73,800	$291,618	$22,373	$1,164,048
President and Chief	2006	$225,000	$340,692	$73,800	$241,926	$15,818	$897,236
Operating Officer

Edward A. Stokx,	2008	$225,610	$392,698	$39,432	$184,200	$23,157	$825,665
Executive Vice	2007	$219,528	$380,968	$43,017	$139,650	$19,705	$802,868
President and Chief	2006	$198,750	$261,551	$43,017	$137,000	$14,310	$654,628
Financial Officer

M. Brett Franklin,	2008	$198,093	$351,047	—	$65,040	$22,972	$637,152
Senior Vice President,	2007	$175,778	$343,286	$14,963	$113,335	$20,975	$668,337
Acquisitions and	2006	$166,250	$248,794	$14,963	$224,927	$17,558	$672,492
Dispositions

Maria R. Hawthorne,	2008	$218,329	$363,493	—	$165,690	$24,389	$771,901
Senior Vice President,	2007	$191,506	$354,164	$21,245	$155,803	$22,535	$745,253
East Coast	2006	$187,500	$261,717	$21,245	$171,562	$19,182	$661,206

(1)	The amounts for stock awards and option awards reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31 of the applicable year, in accordance with FAS 123(R), disregarding estimates relating to forfeitures due to service-based vesting conditions, which may include amounts from awards granted in and before such year and includes potential awards under the senior management long-term incentive program (restricted stock unit awards, as described in the Compensation Discussion and Analysis — Elements of Compensation — Equity-Based Compensation). Assumptions used in the calculation of these amounts for 2008, 2007 and 2006 are included in Note 10 to the company’s audited financial statements for the fiscal year ended December 31, 2008, included in the company’s Annual Report on Form 10-K filed with the SEC on February 27, 2009.

(2)	Includes payments pursuant to the company’s annual incentive award program and includes amounts paid under the deferred acquisition bonus program for Messrs. Petersen and Franklin and Ms. Hawthorne discussed in the Compensation Discussion and Analysis beginning on page 13.

(3)	All Other Compensation for 2008 consists of (1) company contributions to the 401(k) Plan (4% of the annual cash compensation up to a maximum of $9,200 in 2008) and (2) dividend equivalent payments based on ownership of restricted stock units:

	Company
	Contributions	Dividends Paid On
Name	To 401(k) Plan	Stock Awards
Joseph D. Russell, Jr.	$9,200	$40,260
John W. Petersen	$9,200	$17,402
Edward A. Stokx	$9,200	$13,957
M. Brett Franklin	$9,200	$13,772
Maria R. Hawthorne	$9,200	$15,189
     The following table sets forth certain information relating to grants of plan-based awards to the named executive officers during 2008.
GRANTS OF PLAN-BASED AWARDS

					All Other Stock
		Estimated Possible Payouts Under			Awards:	Grant Date Fair
		Non-Equity Incentive Plan Awards			Number of	Value of Stock
	Grant	Threshold	Target	Maximum	Shares of Stock	and Option
Name	Date	($)	($)	($)	or Units (#)(1)	Awards ($)(2)
Joseph R. Russell, Jr.	3-20-08	212,500	425,000	637,500	—
	3-20-08	—	—	—	9,000	$471,150

John W. Petersen	3-20-08	150,000	300,000	450,000	—
	3-20-08	—	—	—	4,500	$235,575

Edward A. Stokx	3-20-08	100,000	200,000	300,000	—
	3-20-08	—	—	—	3,500	$183,225

M. Brett Franklin	3-20-08	125,000	250,000	375,000	—
	3-20-08	—	—	—	3,000	$157,050

Maria R. Hawthorne	3-20-08	87,500	175,000	262,500	—
	3-20-08	—	—	—	3,000	$157,050

(1)	Amounts represent awards of restricted stock units made pursuant to the company’s performance-based long-term incentive compensation program approved by the Compensation Committee in 2005 and are granted under the 2003 Stock Option and Incentive Plan. For a discussion of this program, including the performance-based criteria applicable to these awards, see the Compensation Discussion and Analysis — Elements of Compensation — Equity-Based Compensation. The restricted stock units vest, based on continued service, in three equal annual installments beginning one year from the date of award. Thus, while the number of shares is not subject to change based on performance, they are subject to forfeiture based on continued service.

(2)	Amount represents the full grant date fair value of the restricted stock unit awards calculated by multiplying the closing price for common stock on the date of grant of $52.35 times the number of units.

     The following table sets forth certain information concerning outstanding equity awards held by the named executive officers at December 31, 2008.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
		Number of			Number of	Market
	Number of	Securities			Shares or	Value of
	Securities	Underlying			Units of	Shares or
	Underlying	Unexercised			Stock that	Units of
	Unexercised	Options (#)	Option	Option	Have Not	Stock That
	Options (#)	Unexercisable	Exercise	Expiration	Vested	Have Not
Name	Exercisable	(1)	Price ($)	Date	(#)(2)	Vested ($)(3)
Joseph D. Russell, Jr.	71,216	0	$34.34	9-9-2012	22,500	1,004,850
	30,000	20,000	$43.75	8-5-2015
John W. Petersen	40,000	10,000	$45.51	12-1-2014	9,850	439,901
Edward A. Stokx	35,000	0	$40.30	12-15-2013	8,218	367,016
M. Brett Franklin	15,000	0	$31.66	1-10-2013	7,900	352,814
Maria R. Hawthorne	23,000	0	$31.66	1-10-2013	8,720	389,435

(1)	Vesting Dates for each outstanding unvested option grant are listed in the table below by expiration date:

Expiration Date	Vesting Date(s)
12-1-14	12-1-09
8-5-15	8-5-09; 8-5-10

(2)	Vesting dates for each outstanding unvested restricted stock unit award are as follows:

Name	Grant Date	Vesting Date(s)
Joseph D. Russell, Jr.	7-1-04	7-1-09; 7-1-10
	3-27-06	3-27-09
	3-21-07	3-21-09; 3-21-10
	3-20-08	3-20-09; 3-20-10; 3-20-11

John W. Petersen	12-1-04	12-1-09; 12-1-10
	3-27-06	3-27-09
	3-21-07	3-21-09
	3-20-08	3-20-09; 3-20-10; 3-20-11

Edward A. Stokx	3-28-05	3-28-09; 3-28-10; 3-28-11
	3-27-06	3-27-09
	3-21-07	3-21-09; 3-21-10
	3-20-08	3-20-09; 3-20-10; 3-20-11

M. Brett Franklin	1-10-03	1-10-09
	6-14-04	6-14-09; 6-14-10
	3-28-05	3-28-09; 3-28-10; 3-28-11
	3-27-06	3-27-09
	3-21-07	3-21-09; 3-21-10
	3-20-08	3-20-09; 3-20-10; 3-20-11

Maria R. Hawthorne	1-10-03	1-10-09
	3-15-04	3-15-09; 3-15-10
	3-28-05	3-28-09; 3-28-10; 3-28-11
	3-27-06	3-27-09
	3-21-07	3-21-09; 3-21-10
	3-20-08	3-20-09; 3-20-10; 3-20-11

(1)	Assumes a price of $44.66 per share, the closing price for common stock on the New York Stock Exchange Exchange on December 31, 2008.
     The following table sets forth certain information concerning outstanding exercises of stock options and vesting of restricted stock units during 2008 for each of the named executive officers.
OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on Vesting	Value Realized on
Name	Exercise (#)	Exercise ($) (1)	(#)	Vesting ($) (2)
Joseph D. Russell, Jr.	—	—	7,500	394,305
John W. Petersen	—	—	3,050	150,666
Edward A. Stokx	—	—	2,349	122,970
M. Brett Franklin	12,500	404,179	2,700	139,845
Maria R. Hawthorne	10,334	295,876	3,040	154,645

(1)	Value realized calculated based on the number of shares acquired upon exercise multiplied by the difference between the closing market price of our common stock on the date of exercise and the exercise price of the option.

(2)	Value realized calculated based on the number of shares acquired upon vesting multiplied by the closing market price of our common stock on the date of vesting.
PENSION/NONQUALIFIED DEFERRED COMPENSATION PLANS
We do not maintain a pension plan or deferred compensation plan for any of our employees, including the named executive officers.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
Payments Upon Termination
We do not have a formal severance or retirement program for payments on termination of employment through voluntary or involuntary termination, other than as specifically set forth in the company’s Performance-Based Compensation Plan, 2003 Plan, 401(k) Plan, or as required by law. These include:
•	vested stock options following a voluntary termination of employment must be exercised within 30 days following the individual’s last date of employment;

•	amounts contributed under our 401(k) Plan; and

•	accrued and unused vacation pay paid in a lump sum.
Payments Upon Death or Disability
In the event of the death or permanent and total disability of a named executive officer while employed by the company, pursuant to the 2003 Plan and in addition to the foregoing:
•	all unvested outstanding stock options held by the officer accelerate and vest as of the date of death and may be exercised during the one-year period following the date of death, but prior to termination of the option;

•	all outstanding unvested stock options and restricted stock units held by the officer continue to vest and are exercisable during the one-year period following the date of such permanent and total disability, but prior to termination of the option; and

•	the officer will receive payments under the company’s life insurance program or disability plan, as applicable, similar to all other employees of the company.
Payments Upon a Change of Control
The company’s 2003 Plan provides that upon the occurrence of a “change of control” of the company:
•	all outstanding unvested restricted stock units and restricted stock grants will vest immediately; and

•	all outstanding unvested stock options vest 15 days before consummation of such a change of control and are exercisable during such 15 day period, with such exercise conditioned upon and effective immediately before consummation of the change of control.
A “change of control” is defined in the 2003 Plan to include:
•	the dissolution or liquidation of the company or a merger in which the company does not survive,

•	the sale of substantially all the company’s assets; or

•	any transaction which results in any person or entity, other than B. Wayne Hughes and members of his family and their affiliates, owning 50% or more of the combined voting power of all classes of our stock.
The foregoing provisions do not apply to the extent (1) provision is made in writing in connection with the “change of control” for continuation of the 2003 Plan or substitution of new options, restricted stock and restricted stock units, or (2) a majority of the Board determines that the “change of control” will not trigger application of the foregoing provisions.
     The following table shows the estimated value of the acceleration of equity awards pursuant to the termination events described above assuming the change of control event occurred as of December 31, 2008 and assuming a closing market price of our common stock on such date of $44.66.

		Value of vesting of all
	Value of vesting of all	outstanding restricted
Name	outstanding options (1)	stock units (2)
Joseph D. Russell, Jr.	$780,449	$1,004,850
John W. Petersen	$-0-	$439,901
Edward A. Stokx	$152,600	$367,016
M. Brett Franklin	$195,000	$352,814
Maria R. Hawthorne	$299,000	$389,435

(1)	Represents the difference between the exercise price of options held by the executive and the market price of the PS Business Parks’ common stock on December 31, 2008.

(2)	Represents the number of restricted stock units multiplied by the market price of Ps Business Parks’ common stock on December 31, 2008.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     Related Party Transaction Approval Policies and Procedures. With respect to transactions involving our directors, our Director Code of Ethics provides for review by the Board of related party transactions that might present a possible conflict of interest. The Nominating/Corporate Governance Committee of the Board reviews related party transactions involving Board members pursuant to the Directors’ Code of Ethics. Before undertaking a related party transaction, directors are requested submit information in advance to the Nominating/Corporate Governance Committee. The Committee considers the matters submitted to it and makes a recommendation to the Board with respect to any action to be taken. The director with an actual, potential or apparent conflict of interest does not participate in the decision-making process related to the transaction.
     Our executive officers are subject to our company-wide Business Conduct Standards (BCS). Under the BCS, executive officers are required to discuss and seek pre-approval of the chief executive officer of any potential conflicts of interest, which includes, among other interests, financial relationships or associations where an executive’s personal interest may conflict with ours. In addition, the Audit Committee reviews on an ongoing basis, related party transactions involving our executive officers and directors or Public Storage that may require Board pre-approval under applicable law or may be required to be disclosed in our financial statements.
     Relationship with Public Storage. The properties in which the company has an equity interest are generally owned by PS Business Parks, L.P. (the “Operating Partnership”). As of March 1, 2009, PS Business Parks owned approximately 74% of the Operating Partnership’s common partnership units. The remaining common partnership units are owned by Public Storage. The 7,305,355 units of limited partnership interest in the Operating Partnership held by Public Storage and affiliated partnerships are redeemable (pursuant to the terms of the agreement of limited partnership of PS Business Parks, L.P.) by the holder for cash or, at the company’s election, for shares of the company’s common stock on a one-for-one basis. If common stock were issued upon redemption of the units of limited partnership interest, Public Storage and its affiliated partnerships would own 45.8% of the common stock (based upon the common stock outstanding at March 1, 2009 and assuming such conversion).
     Management Agreement with Affiliates. The Operating Partnership operates industrial, retail and office facilities for Public Storage and partnerships and joint ventures of which Public Storage is a general partner or joint venturer (“Affiliated Entities”) pursuant to a management agreement under which Public Storage and the Affiliated Entities pay to the Operating Partnership a fee of 5% of the gross revenues of the facilities operated for Public Storage and the Affiliated Entities. During 2008, Public Storage and the Affiliated Entities paid fees of $728,000 to the Operating Partnership pursuant to that management agreement. As to facilities directly owned by Public Storage, the management agreement has a seven-year term with the term being automatically extended for one year on each anniversary date (thereby maintaining a seven-year term) unless either party (Public Storage or the Operating Partnership) notifies the other that the management agreement is not being extended, in which case it expires, as to such facilities, on the first anniversary of its then scheduled expiration date. As to facilities owned by the Affiliated Entities, the management agreement may be terminated as to such facilities upon 60 days’ notice by Public Storage (on behalf of the Affiliated Entity) and upon seven years’ notice by the Operating Partnership.
     In December, 2006, Public Storage began providing property management services for the mini storage component of two assets owned by the company. These mini storage facilities, located in Palm Beach County, Florida, operate under the “Public Storage” name. Under the property management contracts, Public Storage is compensated based on a percentage of the gross revenues of the facilities managed. Under the supervision of PS Business Parks, Public Storage coordinates rental policies, rent collections, marketing activities, the purchase of equipment and supplies, maintenance activities, and the selection and engagement of vendors, suppliers and independent contractors. In addition, Public Storage assists and advises PS Business Parks in establishing policies for the hire, discharge and supervision of employees for the operation of these facilities, including on-site managers, assistant managers and associate managers. Both PS Business Parks and Public Storage can cancel the property management contract upon 60 days notice. Management fee expense under the contract was approximately $45,000 for the year ended December 31, 2008.
     Cost Sharing Arrangements with Affiliates. Under a cost sharing and administration services agreement, PS Business Parks shares the cost of certain administrative services with Public Storage and its affiliates. During 2008, our share of these costs totaled $390,000.
     Board Members. Ronald L. Havner, Jr., Chairman of the Board, is also Vice Chairman, Chief Executive Officer and President and a director of Public Storage, and Harvey Lenkin, a director of PS Business Parks is also a member of the Board of Directors of Public Storage.

ANNUAL REPORT ON FORM 10-K
On February 26, 2009, we filed an Annual Report on Form 10-K for the fiscal year ended December 31, 2008 with the SEC, together with applicable financial statements. A copy of the Annual Report on Form 10-K with certain exhibits is included in the 2008 Annual Report mailed to shareholders together with this proxy statement. The Annual Report on Form 10-K may also be found on our website, www.psbusinessparks.com. The company will furnish without charge upon written request of any shareholder another copy of the 2008 Form 10-K, including financial statements and any schedules. Upon written request and payment of a copying charge of 15 cents per page, the company will also furnish to any shareholder a copy of the exhibits to the Annual Report. Requests should be addressed to: Edward A. Stokx, Secretary, PS Business Parks, Inc., 701 Western Avenue, Glendale, California 91201-2349.
DEADLINES FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR
CONSIDERATION AT 2010 ANNUAL MEETING
Any proposal that a shareholder wishes to submit for inclusion in the company’s Proxy Statement for the 2010 Annual Meeting of Shareholders (“2010 Proxy Statement”) pursuant to Rule 14a-8 promulgated under the Exchange Act must be received by the company no later than December 2, 2009. In addition, notice of any proposal that a shareholder wishes to propose for consideration at the 2010 Annual Meeting of Shareholders, but does not seek to include in the company’s 2010 Proxy Statement pursuant to Rule 14a-8, must be delivered to the company no later than February 15, 2010 if the proposing shareholder wishes for the company to describe the nature of the proposal in its 2010 Proxy Statement as a condition to exercising its discretionary authority to vote proxies on the proposal. Any shareholder proposals or notices submitted to the company in connection with the 2010 Annual Meeting of Shareholders should be addressed to:
Edward A. Stokx, Secretary, PS Business Parks, Inc., 701 Western Avenue, Glendale, California 91201-2349.
OTHER MATTERS
The management of the company does not currently intend to bring any other matter before the meeting and knows of no other matters that are likely to come before the meeting. If any other matters properly come before the meeting, the persons named in the accompanying proxy will vote the shares represented by the proxy in accordance with their best judgment on such matters.
You are urged to vote the accompanying proxy and sign, date and return it in the enclosed stamped envelope at your earliest convenience, whether or not you currently plan to attend the meeting in person.

By Order of the Board of Directors, Edward A. Stokx, Secretary
Glendale, California
April 1, 2009

DIRECTIONS TO THE PS BUSINESS PARKS 2009 ANNUAL MEETING
     The PS Business Parks 2009 Annual Meeting is at the Hilton Glendale Hotel, 100 West Glenoaks Boulevard, Glendale, California 91202. The Hilton Glendale Hotel is off the 134 freeway and can be reached as follows:
From points north and south via Interstate 5 (I-5):
     From the I-5 freeway: exit on the 134 freeway east to the Brand Blvd/Central Avenue exit. Turn left on Central Avenue and proceed to Glenoaks Boulevard. Turn right on Glenoaks Boulevard. The Hilton Glendale Hotel will be on the right-hand side.
From Los Angeles International Airport (LAX):
     From LAX: take the 405 freeway north to the 101 freeway south to the 134 freeway east. Exit at Brand Blvd/Central Avenue and turn left on Central Avenue. Proceed to Glenoaks Boulevard and turn right. The Hilton Glendale Hotel will be on the right-hand side.
Note: Meeting attendees who park in the Hilton Glendale Hotel garage will receive validated parking at the annual meeting registration desk to permit them to park in the garage free of charge during the meeting.

PROXY/INSTRUCTION CARD
PS BUSINESS PARKS, INC.
701 Western Avenue
Glendale, California 91201-2349
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of meeting, proxy statement and proxy card are available at
www.psbusinessparks.com/2009/proxy.html.
This Proxy/Instruction Card is Solicited on Behalf of the Board of Directors
     The undersigned, a record holder of Common Stock of PS Business Parks, Inc. and/or a participant in the PS 401(k)/Profit Sharing Plan (the “401(k) Plan”), hereby (i) appoints Ronald L. Havner, Jr. and Joseph D. Russell, Jr., or either of them, with power of substitution, as Proxies, to appear and vote, as designated on the reverse side, all the shares of Common Stock held of record by the undersigned on March 6, 2009, at the Annual Meeting of Shareholders to be held on May 4, 2009 (the “Annual Meeting”), and any adjournments thereof, and/or (ii) authorizes and directs the trustee of the 401(k) Plan (the “Trustee”) to vote or execute proxies to vote, as instructed on the reverse side, all the shares of Common Stock credited to the undersigned’s account under the 401(k) Plan on March 6, 2009, at the Annual Meeting and any adjournments thereof. In their discretion, the Proxies and/or the Trustee are authorized to vote upon such other business as may properly come before the meeting.
     THE PROXIES AND/OR THE TRUSTEE WILL VOTE ALL SHARES OF COMMON STOCK TO WHICH THIS PROXY/INSTRUCTION CARD RELATES, IN THE MANNER DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO COMMON STOCK HELD OF RECORD BY THE UNDERSIGNED, THE PROXIES WILL VOTE SUCH COMMON STOCK FOR THE ELECTION OF ALL NOMINEES LISTED ON THE REVERSE AND IN FAVOR OF PROPOSAL 2. THIS PROXY CONFERS DISCRETIONARY AUTHORITY TO CUMULATE VOTES FOR ANY AND ALL OF THE NOMINEES FOR ELECTION FOR WHICH AUTHORITY TO VOTE HAS NOT BEEN WITHHELD. IF NO DIRECTION IS GIVEN WITH RESPECT TO COMMON STOCK CREDITED TO THE UNDERSIGNED’S ACCOUNT UNDER THE 401(k) PLAN, THE TRUSTEE WILL VOTE SUCH COMMON STOCK IN THE SAME PROPORTION AS SHARES FOR WHICH VOTING INSTRUCTIONS HAVE BEEN RECEIVED, UNLESS REQUIRED BY LAW TO EXERCISE DISCRETION IN VOTING SUCH SHARES.
(continued and to be signed on reverse side)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE. ☑

1.	Election of Directors

	FOR		WITHHELD	NOMINEES:

	ALL		AUTHORITY FOR	• Ronald L. Havner, Jr

☐	NOMINEES	☐	ALL NOMINEES	• Joseph D. Russell, Jr.

• R. Wesley Burns

☐	FOR ALL EXCEPT (see instructions below)			• Jennifer H. Dunbar

• Arthur M. Friedman

• James H. Kropp

• Harvey Lenkin

• Michael V. McGee

• Alan K. Pribble

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: •

2.	Ratification of appointment of Ernst & Young LLP, independent registered public accountants, to audit the accounts of PS Business Parks, Inc. for the fiscal year ending December 31, 2009.

☐ FOR ☐ AGAINST ☐ ABSTAIN

3.	Other matters: In their discretion, the Proxies and/or the Trustee are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐
The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated April 1, 2009.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE TO AMERICAN STOCK TRANSFER & TRUST COMPANY, 59 MAIDEN LANE, NEW YORK, NEW YORK 10038.
Signature of Shareholder                                                                                                        Date
Signature of Shareholder                                                                                                        Date
Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.